Taubman Centers, Inc.
200 East Long Lake Road
Bloomfield Hills, MI 48304
(248) 258-6800

CONTACT:	Barbara K. Baker

(248) 258-7367

www.taubman.com

FOR IMMEDIATE RELEASE

TAUBMAN CENTERS CALLS SERIES A PREFERRED STOCK FOR REDEMPTION

BLOOMFIELD HILLS, Mich., April 18, 2006 - - Taubman Centers, Inc. (NYSE: TCO) announced today a mandatory redemption of all of the remaining 8.30% Series A Cumulative Redeemable Preferred Stock (NYSE:TCO Pr A). The Series A Preferred Stock will be redeemed on May 18, 2006 (“Redemption Date”) at a price of $25.00 per share, plus $0.2709028 in accrued and unpaid dividends for an aggregate redemption price of $25.2709028 per share. The company currently has $113 million or 4,520,000 shares of its Series A Preferred Stock outstanding.

From the Redemption Date forward, the Series A Preferred Stock will be deemed no longer outstanding, dividends will cease to accrue and holders will have no rights other than the right to receive the redemption price, without interest, upon surrender of their shares.

Notice of Redemption and related materials will be sent to holders of record of the Series A Preferred Stock on April 18, 2006 (“Notice Date”). Questions relating to the Notice of Redemption and related materials should be directed to Mellon Investor Services at 1-800-777-3674.

The Series A Preferred Stock will be paid off with the proceeds of a $113 million private preferred issuance, the Series I Preferred Stock. The Series I Preferred Stock will pay dividends at a floating rate equal to 3-month LIBOR plus 1.25 percent and will be redeemable at any time. If the issue is not redeemed within 60 days after the closing date, the spread over LIBOR will increase to 3.00 percent, which will be further increased on a month to month basis after 180 days.

Taubman Centers, Inc. a real estate investment trust, owns, develops, acquires and operates urban and suburban shopping centers from coast to coast. The company is headquartered in Bloomfield Hills, Mich.

This press release contains forward-looking statements within the meaning of the Securities Act of 1933 as amended. These statements reflect management’s current views with respect to future events and financial performance. Actual results may differ materially from those expected because of various risks and uncertainties, including, but not limited to economic conditions generally and in the regional and local economies in which the company’s shopping centers are located, specifically competition from other shopping centers and other shopping venues, changes in government regulations, tax rates and similar matters, availability and cost of financing and the company continuing to qualify as a REIT. Other risks and uncertainties are discussed in the company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form

10-K.

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